Climb Global Solutions to Host Investor Day on July 7, 2026

Executive Leadership Team to Ring the Nasdaq Opening Bell on July 7

EATONTOWN, N.J., June 4, 2026 -- Climb Global Solutions, Inc. (NASDAQ:CLMB) (“Climb” or the “Company”), a value-added global IT channel company providing unique sales and distribution solutions for innovative technology vendors, today announced it will host an Investor Day on Tuesday, July 7, 2026 at Nasdaq MarketSite in New York City.

Climb’s Chief Executive Officer, Dale Foster, will be joined by members of the Company’s executive leadership team to present Climb’s business strategy, strategic priorities and long-term growth opportunities. The event will conclude with a live question-and-answer session.

The Investor Day will be held both in-person and virtually. A live webcast of the event will be available on the investor relations section of the Company’s website. Due to space limitations, in-person attendance is by invitation only, and advanced registration is required. Institutional investors and analysts interested in attending in-person should fill out the registration form at https://www.climbcs.com/lp/climb-investor-day/.

Event: Climb Investor Day

Date: Tuesday, July 7, 2026
Time: 11:00 a.m. – 2:00 p.m. Eastern time
Location: Nasdaq MarketSite

Live Webcast: Link

The investor day presentations will also be available for replay on the investor relations section of the Company’s website at www.climbglobalsolutions.com.

About Climb Global Solutions

Climb Global Solutions, Inc. (NASDAQ:CLMB) is a value-added global IT distribution and solutions company specializing in emerging and innovative technologies. Climb operates across the U.S., Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and Climb Global Services. The Company provides IT distribution and solutions for companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting www.climbglobalsolutions.com.

Company Contact

Matthew Sullivan
Chief Financial Officer
(732) 847-2451
MatthewS@ClimbCS.com

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

CLMB@elevate-ir.com